Exhibit 10.66
LEASE AMENDMENT AND REMEDIATION AGREEMENT
This Lease Amendment and Remediation Agreement (this “Agreement”) is entered into by and between Duck Pond Creek—SPE, LLC, a South Carolina limited liability company (“Landlord”) and Blackbaud, Inc., a Delaware corporation (“Blackbaud”) this 20th day of March, 2013 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Triple Net Lease Agreement dated as of October 1, 2008 (as amended or modified, the “Lease”), Landlord leased to Blackbaud those premises in Berkeley County, South Carolina described in the Lease (the “Leased Premises”); and
WHEREAS, as part of its efforts to address the building conditions leading to the repeated intrusion of water into the interior of the Leased Premises (the “Water Intrusion Issues”), Landlord procured a water infiltration investigations report dated April 20, 2006 (the “Report”) and engaged an architect to produce construction plans for remediation. A copy of the plans are attached hereto and incorporated herein by reference as Exhibit A-1 (as modified from time to time with the approval of Landlord and Blackbaud, the “Plans”); and
WHEREAS, Landlord agrees to repair the Leased Premises and remedy the Water Intrusion Issues pursuant to the Plans and this Agreement (the “Work”), subject to all of the terms and conditions set forth herein; and
WHEREAS, Tenant has consented to the completion of the Work, subject to all of the terms and conditions set forth herein; and
NOW, THEREFORE, for and in consideration of Blackbaud’s continued payment of rent under the Lease and its forbearance of exercising any available remedies under the Lease, the mutual covenants contained herein, and other good and valuable consideration received, and with the intent to be legally bound, Landlord and Blackbaud hereby agree and amend the Lease as follows:
1.Remediation Work; Quiet Enjoyment. Landlord shall complete or cause the Work to be completed and the Water Intrusion Issues remedied in accordance with the Plans, and the construction schedule attached as Exhibit A-2 (the “Construction Schedule”) and the terms and conditions of this Agreement, including the conditions described on Exhibit B (collectively, the “Plans and Specifications”). Landlord has engaged Glick Boehm Architecture (the “Architect”) and Anchor Restoration, LLC (the “Contractor”) to perform the Work. The Work shall be deemed complete for purposes of this Agreement when an independent engineer engaged by Blackbaud certifies to Blackbaud and Landlord that the Work has been completed in accordance with the Plans. Landlord agrees that the Work shall not unreasonably interfere with Blackbaud’s quiet enjoyment of or operations in the Leased Premises and that such unreasonable interference would constitute a breach of this Agreement and the Lease.

2.Contamination. Landlord shall engage Risk Tech, LLC or another environmental consultant reasonably acceptable to Blackbaud (“Consultant”) at Landlord’s expense to perform any and all inspections, monitoring, and other response actions recommended by the Consultant or required by applicable law to certify that no unsafe conditions have been or are created by the Water Intrusion Issues or the Work.

3.Performance of Work. In engaging the Architect, the Contractor, and Consultant, Landlord will require that each agree to (a) show the updated status of the Remediation Work on a weekly construction progress schedule based on the Construction Schedule, which shall be prepared utilizing the critical path method, in a form reasonably acceptable to Blackbaud, (b) perform all Work in compliance with all applicable laws, at times and in a manner which shall cause minimal disruption to Blackbaud’s operations at the Leased Premises, and (c) obtain and maintain during the performance of the Work such insurance coverage (naming Blackbaud and Landlord as an additional insured) reasonably required and typically maintained by professionals to perform similar work, including commercial general liability insurance with limits no less than $1,000,000 each occurrence; $2,000,000 aggregate, with such aggregate being applicable on a "per project" basis, and shall provide copies of certificates of coverage to Blackbaud prior to entry on the Leased Premises. Landlord is solely and exclusively responsible for initiating, maintaining, and supervising all necessary safety precautions and programs in connection with all of the Work. Landlord shall give or cause to be given all notices and comply with all applicable laws, ordinances, rules, regulations, and orders, including all environmental laws and regulations of public authorities relating to its work and the safety of persons or properties for protection of such persons or properties. Landlord agrees that it is solely responsible for compliance with all applicable laws applying to safety, including the Occupational Safety & Health Act (OSHA). Landlord agrees to indemnify and hold Blackbaud harmless with respect to any penalties or fines for violations thereof or for injuries or death resulting from non-compliance.

4.Access to the Leased Premises. Blackbaud agrees to provide reasonable access to necessary portions of the Leased Premises to the Architect, the Contractor, and the Consultant and their respective employees and subcontractors to conduct the Work on the schedule contained in the Plans and Specifications; provided that any access to the roof must be specifically approved by Blackbaud or its project manager in advance. When entering the Leased Premises pursuant to this Agreement, Landlord and its agents shall conform to all applicable health and safety requirements.

5.Payment for Cost of Work; Reimbursement of Expenses. Landlord agrees to promptly pay the Architect, the Contractor, the Consultant, and McAlister Development Company, Inc. (and any other applicable person or entity) for all costs incurred to perform all Work. Landlord agrees to arrange for Blackbaud and pay all rental and costs associated with the lease of not less than 10,450 rentable square feet of first class, furnished office space at Suite 150, 146 Fairchild Avenue, Daniel Island for use by Landlord for the period starting not later than March 31, 2013 and ending ninety (90) days after completion of the Work (the “Alternate Space”). Landlord agrees to reimburse Blackbaud for all expenses set forth on Exhibit C (the “Expenses”) within thirty (30) days of delivery to Landlord of a request for such reimbursement along with copies of all applicable invoices.

6.Indemnification. To the fullest extent permitted by law, Landlord hereby agrees to defend, indemnify, release and hold Blackbaud harmless from and against any and all obligations, encumbrances, costs, expenses, fines, suits, judgments, including attorney’s fees and paraprofessionals’ fees, damages that arise from or are related to the Work unless such liability arises out of Blackbaud’s negligence (“Losses”); any act or omission of Landlord, the Architect, the Contractor, and the Consultant, and any other applicable person or entity in connection with any Work performed pursuant to this Agreement. The terms of this Agreement shall survive completion of the Work.

7.Security. As security for Landlord’s performance under this Agreement, within fifteen days of the Effective Date, Landlord shall deliver to Blackbaud, in form and substance reasonably acceptable to Blackbaud an irrevocable performance bond for the Work naming Blackbaud as a beneficiary, to be kept in place until completion of the Work in accordance with this Agreement. After commencement of the Work, if Blackbaud reasonably determines that the performance bond is not sufficient security for Landlord’s completion of the Work due to cost increases, Landlord will be responsible for these increases and will increase the amount of the bond or procure a supplemental bond for such increases or provide other security for the cost increases, such security to be to Blackbaud’s reasonable satisfaction.

8.Limitation of Liability. Landlord acknowledges and agrees that any communications, input, or approvals provided by Blackbaud regarding the Work is provided solely to minimize the disruption to Blackbaud’s operations and shall not be construed as technical advice or a representation or warranty regarding any proposed remedy or course of action. Landlord hereby waives any claims against Blackbaud for Losses arising out of or relating to such communications, input, or approvals.

9.Estoppel; SNDA. Within twenty (20) days of a written request of Landlord, Blackbaud agrees to provide a subordination and non-disturbance agreement and/or estoppel certificate regarding the status of the Lease in form reasonably acceptable to Landlord and Blackbaud.

10.Remedies; Notice and Cure. In the event a breach of this Agreement occurs, either party shall be entitled to any action available at law or equity including, but not limited to, injunctive relief, monetary damages, reasonable attorney’s fees and costs arising as a result of such breach. Failure of Landlord to perform the Work in accordance with the terms of this Agreement shall not constitute a default under the Lease unless and until Blackbaud has delivered written notice to Landlord of such failure and Landlord has failed to remedy such failure within thirty (30) days of receipt of notice.

11.Defined Terms. Unless otherwise defined herein, the defined terms in the Lease shall have the same meanings when used herein.

12.Successors and Assigns. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the parties and their respective legal representatives, successors and assigns, including without limitation, any future owner of the Leased Premises.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

14.Entire Agreement. This Agreement, together with the Lease and the Exhibits attached hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof.

15.Counterparts. This Agreement may be executed in multiple counterparts, which when any but not necessarily the same counterpart shall have been executed and delivered by any of the parties, shall constitute one final and binding Agreement. For this purpose, facsimile and electronic signatures via PDF will be deemed the equivalents of originals.

16.Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

17.No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

18.Amendment; Binding Effect. The Lease is hereby amended to reflect the terms of this Agreement. The parties expressly agree that in the event of any discrepancy or contradiction between the terms of the Lease and the terms of this Agreement, full force and effect shall be given to the terms of this Agreement and any clause, condition, restriction or other term of the Lease that contradicts any term of this

Agreement is hereby declared null and void. Except as herein modified, and subject to the foregoing, every provision, condition, obligation and covenant contained in the Lease shall continue in full force and effect.

19.Signature by Representatives. Any individual executing this Agreement on behalf of a corporation or limited liability company or in any other representative capacity: (i) represents and warrants that he or she has been duly authorized to execute and deliver this Agreement as a representative of the party for whom such individual is acting, and that such party has the power and authority to enter into and perform its obligations pursuant to this Agreement; and (ii) agrees to deliver to the other party or parties, upon request, appropriate evidence of the existence, power and authority of the party for whom such individual is acting.

[SIGNATURES ON FOLLOWING PAGE]

LANDLORD:	BLACKBAUD:

DUCK POND CREEK-SPE, LLC	BLACKBAUD, INC.
a South Carolina limited liability company	a corporation

By: DPC-SPE, LLC	By: /s/ Jon W. Olson
Its: Corporate Managing Member
Name: Jon W. Olson

By: /s/ Anthony E. Bakker	Title: Vice President & General Counsel

Anthony E. Bakker	Date: March 22, 2013
Its: President
Date: March 22, 2013

EXHIBIT A-1
The Plans
Those certain plans titled “Blackbaud Office Exterior Repair Daniel Island, South Carolina For Duck Pond Creek--SPE, LLC” dated September 17, 2012, copies of which have been delivered to Blackbaud prior to execution of this Agreement, as amended from time to time with the approval of Landlord and Blackbaud, are incorporated by reference.

EXHIBIT A-2
Construction Timeline
See attached 15 pages dated “March 13, 2013 Update”, as amended from time to time with the approval of Landlord and Blackbaud.

EXHIBIT B
Additional Terms and Conditions

1.	Not more than 9,000 interior square feet or three exterior sequences of the Leased Premises may be closed due to the Work at any one time.

2.	Landlord shall make all commercially reasonable efforts to minimize noise and vibration during normal business hours.

3.	The Leased Premises shall be continuously monitored for mold during the Work.

4.	Staging for the Work, including the placement of any trailers, shall be in areas reasonably approved by Blackbaud.

5.	Vehicles and personnel performing the Work shall use access points reasonably approved by Blackbaud and shall not use the main vehicular entrance to the Lease Premises.

6.	The Work shall be performed using utilities other than those servicing the Lease Premises at Landlord’s expense.

7.	Blackbaud and Landlord shall meet weekly to coordinate the Work, relocation of Blackbaud employees, and address any Blackbaud complaints.

8.
Landlord shall suspend the Work upon receipt of 48 hours advance notice from Blackbaud of a special event requiring suspension of the Work such as a shareholders meeting, major client conference meetings, all hands personnel meeting, or other similar events. If Blackbaud requests that the Work be suspended for more than 10 days in any calendar year, the Construction Schedule shall be extended on a day for day basis for all additional days.

9.
Upon notice from Blackbaud of any continued water intrusion or other defects in completed portions of the Work, construction shall not commence in new portions of the Leased Premises until such defects have been cured.

10.
Landlord shall secure the perimeter of the building and any staging areas and protect any property of Blackbaud and its employees including generators, cooling towers, power transformers, loading docks, and any employee cars in the parking lot.

11.	All entrances and exits to the building and the Leased Premises shall remain open for use by Blackbaud’s employees and invitees.

12.	Alternate non-monetary arrangements reasonably acceptable to Blackbaud shall be made at Landlord’s expense during any closure of the cafeteria and fitness facilities.

EXHIBIT C
Expenses

1.
Reasonable expenses of employee relocation to and return from the Alternate Space and moves within the Leased Premises, including the costs of moving and storing equipment and any on site signage or communications to clients regarding relocation.

2.	Utilities, including electricity and water, and insurance for the Alternate Space.

3.	Any increase in the use of utilities for the Leased Premises during the Work.

4.
Any increase in the cost of Blackbaud’s insurance for the Leased Premises due to the Work (provided that Landlord may, at its expense, contest with the insurance company any increase in the cost of insurance that Landlord considers unreasonable).

5.	Increased Tenant maintenance costs for the Leased Premises (e.g., HVAC, carpeting, and lighting) due to the Work.

6.
An independent project manager to manage the remediation process, including relocation of employees, for Blackbaud, who shall be selected by Blackbaud in its reasonable discretion at an expense to be reasonably agreed between the parties.

7.	Reasonable additional costs of Blackbaud’s maintenance and information technology employees, including overtime, due to the Work.

8.	Additional security for the Leased Premises reasonably required by Blackbaud.

9.	All other reasonable costs and expenses arising out of the Work, the Water Intrusion Issues, and relocation to the Alternate Space.